                                                                    EXHIBIT 99.1
                                                                    ------------


     Efficient Networks Sells $350 Million Of 5% Convertible Subordinated Notes

March 2, 2000

     DALLAS, March 2, 2000 - Efficient Networks, Inc. (Nasdaq: EFNT) announced today that it agreed to privately place $350 million aggregate principal amount (excluding any over-allotments) of 5% convertible subordinated notes due 2005. The notes will be convertible into Efficient Common Stock at a conversion price of $181.00 per share. The company has granted the initial purchasers of the notes a 30-day option to purchase an additional $50 million principal amount of the notes to cover over-allotments, if any. The placement of the notes is expected to close on March 7, 2000.

     The net proceeds of the offering will be used for general corporate purposes, including working capital and sales and marketing activities. The company may also use a portion of the net proceeds to acquire complementary businesses, products or technologies.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

     The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Efficient Networks

     Efficient Networks is a leading provider in broadband access products that employ digital subscriber line (DSL) technology. Emphasizing ease of use, the company's SpeedStream(TM) family of DSL products provides high performance remote access for small and medium businesses, branch offices, telecommuters and consumers. Working with DSL service providers worldwide, Efficient is enabling a new generation of broadband applications today. Efficient Networks is based in Dallas, Texas with sales and support locations around the world. For more information, visit our web site at www.efficient.com or contact us at 1 (972) 852 1000.

Press Contacts

Jill Manning
VP & CFO
Efficient Networks, Inc.
Tel: (972) 852-1000
Fax: (972) 852-1001

Kitty Behof
Investor & Media Relations
Efficient Networks, Inc.
Tel:  (972) 759-2657
Kitty@efficient.com

                                      -2-